CERTIFIED RESOLUTIONS

I, Wade Bridge, Assistant Secretary of Church Capital Investment Trust (the “Trust”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, at a meeting of the Board held on January 28, 2008:

RESOLVED, that it is the finding of the Trustees that the fidelity bond issued by Federal Insurance Company (the “Bond”) in the aggregate amount of $750,000 and providing the Trust protection in the event of larceny or embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) under the Investment Company Act of 1940, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolios; and

FURTHER RESOLVED, that the renewal of the Bond for an additional annual period be, and it hereby is, ratified and approved; and

FURTHER RESOLVED, that the amount of the premium paid under the Bond be, and it hereby is, approved, and further that such premium shall be allocated between Church Capital Money Market Fund and Church Capital Value Trust based upon the terms of Joint Insured Fidelity Bond Agreement; and

FURTHER RESOLVED, that any recoveries under the Bond shall be governed by the Joint Insured Fidelity Bond Agreement; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary  of the Trust be, and they hereby are, designated as the person who shall make all filings and give all notices required by paragraph (g) of the Rule; and

FURTHER RESOLVED, that all actions taken by the officers of the Trust to renew the Bond for an additional annual term expiring January 12, 2009 be, and they hereby are, ratified and approved.

March 12, 2008

/s/ Wade Bridge
Wade Bridge, Assistant Secretary